Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

Nanosphere Announces Third Quarter Results

•	Revenues of $2.4 million and 45 new customer placements

•	Recent publications illustrate significant clinical and economic value derived from Verigene Gram Positive Blood Culture Test

•	Verigene Gram Negative Blood Culture Test filed with FDA

•	Strengthened balance sheet with underwritten public offering that provided net proceeds of $27.8 million

NORTHBROOK, IL—November 6, 2013—Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported financial results for the third quarter ended September 30, 2013.

Operational Results and Business Guidance

Third quarter revenue was $2.4 million, compared to $0.9 million in the third quarter of 2012 and $1.9 million in the second quarter of 2013. The year-over-year increase was driven primarily by sales of the company’s FDA-cleared Verigene® Gram-Positive Blood Culture Test. Nanosphere is re-affirming its 2013 revenue guidance of $10-11 million.

The Company achieved 45 new customer placements in the third quarter of 2013 and re-affirms its 2013 new customer placement guidance of 150-200.

Michael McGarrity, President and Chief Executive Officer of Nanosphere, commented:

“We continue to make progress in delivering value to our customers through our menu of infectious disease tests. The following indicators confirm this progress and indicate customer acceptance of our compelling value proposition to improve clinical and economic outcomes for treating critical diseases:

•	a recent study published in the Journal of Clinical Microbiology concluded that our gram positive blood culture test led to a 22 day reduction in length of stay and cost savings of $60,000 per patient;

•	a recent CDC landmark report calling for action, including the adoption and implementation of diagnostic tests, to improve the specific benefit of earlier targeted therapy and antibiotic stewardship that our menu can directly impact, as evidenced in our customer experiences and published data; and

•	our gram negative test submission coupled with our clinical study efforts toward our enteric panel submission provide the menu expansion that stands to drive sustainable new customer and revenue growth in the coming quarters.”

He further commented, “The proceeds from our underwritten registered direct offering afford us the balance sheet strength to execute on our operating plan and make the necessary investment to continue building a sustainable world-class molecular diagnostics company.”

Costs of product sales increased to $1.5 million in the third quarter of 2013 from $0.6 million in the third quarter of 2012 due to the increased volume. Gross margins increased from 26% in the third quarter of 2012 to 38% in the third quarter of 2013 driven by greater revenue contribution from higher margin Verigene Gram-Positive Blood Culture tests as well as conversion to a lower cost substrate.

Research and development expenses in the third quarter of 2013 decreased to $3.9 million from $4.6 million in the same period of 2012. The decrease was primarily driven by reduced spending on development goods and materials.

Selling, general and administrative expenses in the third quarter of 2013 increased to $6.1 million from $4.4 million in the third quarter of 2012. This was due to expansion of the field sales and customer support teams, as well as clinical trial expenses supporting the Company’s expanding pipeline.

Net loss for the third quarter of 2013 was $9.4 million, compared with $8.7 million in the third quarter of 2012.

Cash flow for the third quarter of 2013 was positive $17.3 million including a $27.3 million increase from financing activities and a $9.5 million decrease from operating activities. Cash at September 30, 2013 was $49.3 million.

Conference Call and Webcast Details

Wednesday, November 6, 2013 at 10:00 A.M., Eastern Time

Domestic: 888-778-8914

International: 913-312-0693

Conference ID: 3630719

Webcast: http://www.nanosphere.us/page/investor-overview

Replay: Available through November 20, 2013 on the Company’s website or by dialing:

Domestic: 877-870-5176

International: 858-384-5517

Replay Pin Number: 3630719

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Roger Moody	Michael Rice
Chief Financial Officer	Founding Partner
Nanosphere, Inc.	LifeSci Advisors
847-400-9021	646-597-6979
rmoody@nanosphere.us	mrice@lifesciadvisors.com

Media:

Lindsey Saxon

Director of Communications

Nanosphere, Inc.

847-400-9173

lsaxon@nanosphere.us

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

(Unaudited)

	Three Month Periods Ended September 30,
	2013	2012
REVENUE:
Product sales	$2,367	$865
COSTS AND EXPENSES:
Cost of sales	1,476	639
Research and development	3,866	4,584
Sales, general, and administrative	6,085	4,403

Total costs and expenses	11,427	9,626

Loss from operations	(9,060)	(8,761)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(2)	(3)
Interest expense	(369)	—
Interest income	4	15

Total other income (expense)	(367)	12

NET LOSS	$(9,427)	$(8,749)

Net loss per common share — basic and diluted	$(0.16)	$(0.16)
Weighted average number of common shares outstanding — basic and diluted	60,318	53,429

Nanosphere, Inc.

Condensed Balance Sheets

(dollars in thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
Cash and cash equivalents	$49,264	$33,139
Other current assets	11,294	8,637

Total current assets	60,558	41,776
Net property and equipment	3,494	2,872
Intangible assets—net of accumulated amortization	2,490	2,733
Other assets	310	76

Total assets	$66,852	$47,457

Total liabilities	$15,773	$5,225
Total stockholders’ equity	51,079	42,232

Total liabilities and stockholders’ equity	$66,852	$47,457